Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ATLAS AIR WORLDWIDE HOLDINGS, INC.

(a Delaware corporation)

FIRST: The name of the Corporation is Atlas Air Worldwide Holdings, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is to be located in the County of New Castle at 251 Little Falls Drive, Wilmington, Delaware 19808, United States. The name of the Corporation’s registered agent at such address is the Corporation Service Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented from time to time (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 1,000 shares of capital stock, all of which shall be common stock with a par value of $0.01 per share the (the “Common Stock”). Each holder of record of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by such holder of record.

FIFTH: Except as otherwise provided by applicable law or this Amended and Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board”). Election of directors need not be by written ballot unless the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) shall so require. Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation or the Bylaws, at least two-thirds of the Board and the Chairman of the Board shall be “citizens of the United States” (as such term is defined in 49 U.S.C. § 40102(a)(15) as interpreted by the U.S. Department of Transportation, or as the same may be amended from time to time). If the number of Non-Citizens (as defined in Article SIXTH hereof) serving on the Board at any time exceeds the limitations provided under 49 U.S.C. § 40102(a)(15) as interpreted by the U.S. Department of Transportation, or as the same may be amended from time to time, one or more directors who are Non-Citizens shall, in reverse chronological order based on their tenure of service on the Board, cease to be qualified as directors and shall automatically cease to be directors.

SIXTH: All Common Stock shall be subject to the following limitations:

(a)	U.S. Citizenship Requirement. At no time shall more than 24.9% of the voting interest of the Corporation be owned (beneficially or of record) or controlled (in each case, directly or indirectly) by persons who are not “citizens of the United States” (as such term is defined in 49 U.S.C. § 40102(a)(15) as interpreted by the U.S. Department of Transportation, or as the same may be amended from time to time) (such persons, “Non-Citizens”). In the event that Non-Citizens shall own (beneficially or of record) or have voting control over stock of the Corporation, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with the applicable provisions of law and regulation relating to the ownership and control of a U.S. air carrier. Any determination as to ownership, control or citizenship made by the Board shall be conclusive and binding as between the Corporation and any holder of stock of the Corporation for the purposes of this paragraph (a) of Article SIXTH.

(b)	Foreign Stock Record. The Corporation or any transfer agent designated by it shall maintain a separate stock record (the “Foreign Stock Record”) in which shall be registered stock of the Corporation known to the Corporation to be owned (of record or beneficially) or controlled (in each case, directly or indirectly) by persons who are Non-Citizens. It is the duty of each Non-Citizen owning or controlling shares of the stock of the Corporation to register such shares on the Foreign Stock Record. The Foreign Stock Record shall include (i) the name and nationality of each such Non-Citizen, (ii) the number of shares of stock so owned or controlled by such Non-Citizen, and (iii) the date of registration of such stock in the Foreign Stock Record. In no event shall shares of stock of the Corporation in excess of 24.9% of the voting interest of the Corporation be entered on the Foreign Stock Record. In the event that the Corporation shall determine that the shares of stock of the Corporation registered on the Foreign Stock Record exceeds 24.9% of the voting interest of the Corporation, sufficient shares of stock of the Corporation shall be removed from the Foreign Stock Record so that the number of shares of stock of the Corporation entered therein does not exceed 24.9% of the voting interest of the Corporation. Shares of stock of the Corporation shall be removed from the Foreign Stock Record in reverse chronological order based upon the date of registration therein (i.e., last on, first off).

(c)	Suspension of Voting Rights. If at any time the number of shares of stock of the Corporation known to the Corporation to be owned (of record or beneficially) or controlled (in each case, directly or indirectly) by Non-Citizens exceeds 24.9% of the voting interest of the Corporation, the voting rights of such shares of stock so owned or controlled by Non-Citizens and not registered on the Foreign Stock Record at the time of any vote or action of the stockholders shall, without further action by the Corporation, be suspended. Such suspension of the voting rights shall automatically terminate upon the earlier of the (i) transfer of such stock to a person or entity who is a “citizen of the United States” (as such term is defined in 49 U.S.C. § 40102(a)(15) as interpreted by the U.S. Department of Transportation, or as the same may be amended from time to time), or (ii) registration of such shares of stock on the Foreign Stock Record, subject to the last two sentences of paragraph (b) of this Article SIXTH.

(d)	Restrictions on Transfer. Any transfer or attempted transfer that results in Non-Citizens owning (of record or beneficially) or controlling (in each case, directly or indirectly) more than 24.9% of the voting interest of the Corporation shall be void ab initio and of no effect. Any person who transfers or attempts or intends to transfer record or beneficial ownership or direct or indirect control of its stock shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transfer, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such transfer on the ownership or control of the Corporation by Non-Citizens. Each person who is a beneficial owner of shares of stock of the Corporation and each person (including the stockholder of record) who is holding shares of stock of the Corporation for a beneficial owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s compliance with requirements of paragraphs (a) and (b) of this Article SIXTH.

SEVENTH: From time to time, any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the DGCL or other statutes or laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to this reservation.

EIGHTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board is expressly authorized to make, alter, amend or repeal the Bylaws, without any action on the part of the stockholders, but the stockholders may make, alter, amend or repeal the Bylaws whether adopted by them or otherwise.

NINTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) the directors, officers, employees and agents of the Corporation through bylaw provisions, agreements with such directors, officers, employees and agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article TENTH shall not adversely affect any right or protection of a director, officer, employee or agent existing at the time of any acts or omissions of such director, officer, employee or agent occurring prior to such amendment, repeal or modification.

ELEVENTH: Neither any contract or other transaction between the Corporation and any other corporation, partnership, limited liability company, joint venture, firm, association, or other entity (an “Entity”), nor any other acts of the Corporation with relation to any other Entity will, in the absence of fraud, to the fullest extent permitted by applicable law, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniary or otherwise interested in, or are directors, officers, partners, or members of, such other Entity (such directors, officers, and Entities, each a “Related Person”). Any Related Person may be a party to, or may be pecuniary or otherwise interested in, any contract or transaction of the Corporation; provided, however, that the fact that person is a Related Person or is pecuniary or otherwise interested in such contract or transaction is disclosed or is known to the Board or a majority of directors present at any meeting of the Board at which action upon any such contract or transaction is taken. Any director of the Corporation who is also a Related Person or who is pecuniary or otherwise interested in such contract or transaction may be counted in determining the existence of a quorum at any meeting of the Board during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person or were not pecuniary or otherwise interested in such contract or transaction. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated Entity without regard to the fact that such person is also a director, officer, manager, general partner or other fiduciary of such subsidiary or affiliated Entity.

Any contract, transaction or act of the Corporation or of the directors of the Corporation that is ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the Corporation called for such purpose, will, insofar as permitted by applicable law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Subject to any express agreement that may from time to time be in effect, (x) any director or officer of the Corporation who is also an officer, director, partner, employee, managing director or other affiliate of any of (i) Apollo Management Global Management, Inc., on behalf of its affiliated investment funds (“Apollo”), (ii) J.F. Lehman & Company, LLC, on behalf of its affiliated investment funds (“JFL”) or (iii) Hill City Capital LP, on behalf of its affiliated investment funds (“HCC”), or any of their respective affiliates (collectively, the “Managers”) and (y) the Managers and their respective affiliates, may, and shall have no duty not to, in each case on behalf of the Managers or any of their respective affiliates (the persons and entities in clauses (x) and (y), each a “Covered Manager Person”), to the fullest extent permitted by applicable law, (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a member or manager in any limited liability company or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates, and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of the Managers or their respective affiliates, and waives any claim against a Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.

In the event that a Covered Manager Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Manager Person, in his or her Apollo, JFL or HCC-related capacity, as applicable, as the case may be, or any of Apollo, JFL or HCC, or their respective affiliates, as applicable, as the case may be, and (y) the Corporation, to the fullest extent permitted by law, the Covered Manager Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Manager Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Corporation.

Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article ELEVENTH.

This Article ELEVENTH may not be amended, modified or repealed without the prior written consent of each of the Managers.

In the event of a conflict between this Article ELEVENTH and any other Article or provision of this Amended and Restated Certificate of Incorporation, this Article ELEVENTH shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall any employee of the Corporation or any of its subsidiaries be deemed to be a “Covered Manager Person”, and under no circumstances shall the Corporation waive or renounce any interest or expectancy of the Corporation in, or in being offered any opportunity to participate in, any business opportunities that are presented to any Manager who is also an employee of the Corporation or any of its subsidiaries, irrespective of whether such employee is a director or officer of the Corporation of any of its affiliates.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

THIRTEENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

FOURTEENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Common Stock entitled to vote thereon were present and voted, and shall be delivered to the Corporation. The books of the Corporation may be kept (subject to any provision contained in the DGCL) within or outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

[Remainder of the page intentionally left blank.]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 17th day of March, 2023.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By:	/s/ Adam R. Kokas
Name:	Adam R. Kokas
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Atlas Air Worldwide Holdings, Inc. – Amended and Restated Certificate of Incorporation]